Exhibit 99.1

For Immediate Release
July 1, 2021

Bryan D. McDonald Named President and Chief Operating Officer of Heritage Bank

Olympia, WA, July 1, 2021/PRNewswire/ – Heritage Financial Corporation (“Heritage”) (NASDAQ: HFWA), Jeffrey J. Deuel, President and Chief Executive Officer of Heritage Financial Corporation (“Company”) announced today that effective July 1, 2021 Bryan D. McDonald was named President and Chief Operating Officer of Heritage Bank (“Bank”).

“We are pleased to announce this well-deserved promotion,” said Jeff Deuel, President and Chief Executive Officer of Heritage Financial Corporation. “Bryan is an effective leader and has played an integral role in implementing the Bank’s strategic goals over the past seven years. His solid leadership has enabled us to successfully navigate the many challenges of the past 15 months.”

Mr. McDonald joined Heritage Bank in May 2014 as Executive Vice President and Chief Lending Officer as the result of the merger between Heritage Financial and Washington Banking Company. Effective July 1, 2019, he was promoted to Executive Vice President and Chief Operating Officer. Prior to joining Heritage, he held the position of President and Chief Executive Officer of Whidbey Island Bank from January 2012 to May 2014. He joined Whidbey Island Bank in 2006 as Commercial Banking Manager and was promoted to Chief Operating Officer in 2010.

About Heritage
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 53 banking offices in Washington and Oregon. Heritage Bank also does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact
Jeffrey J. Deuel, President and Chief Executive Officer, (360) 943-1500